Exhibit 10.8

Annual Bonus Plan 2024

Compensation Committee Approval/Review:	January 17, 2024

Written By:	Thomas Doane
Edited By:	Thomas Doane

Table of Contents

Summary of Changes	2

Introduction and Objective	3

Eligibility	3

Performance Period	3

Performance Goals	4

Incentive Award Opportunity	4

Commission-Based Employees	5

Terms and Conditions	6

Participation	6

Effective Date	6

Program Administration	6

Program Changes or Discontinuance	6

Incentive Award Payments	6

New Hires, Reduced Work Schedules, Promotions, and Transfers	6

Termination of Employment	7

Disability and Retirement	7

Ethics and Interpretation	7

Miscellaneous	7

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Summary of Changes

Page #	Update

No changes since plan approval January 17, 2024

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Introduction and Objective

Avidia Bank’s (the Bank) Annual Bonus Plan (the Plan) is designed to recognize and reward employees for their contributions to the Bank’s success. The Plan focuses on the financial measures that are critical to the Bank’s growth and profitability. Individually and collectively, we all have the ability to influence and drive our success. When the Bank succeeds, our employees will succeed. This document summarizes the elements and features of the Plan.

In short, the objectives of the Plan are to:

•	Align bonus with performance.

•	Encourage teamwork and collaboration across all areas of the Bank – our collective contributions will drive improved business results.

•	Motivate and reward the achievement of specific, measurable performance objectives and performance which exceeds expectations.

•	Enable the Bank to attract and retain the talent needed to drive success.

Eligibility

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All permanent Bank employees will be eligible to participate in the Plan. Employees who participate in a commission-based compensation program (Mortgage Originators and Broker Dealers) are eligible to participate in a limited way, i.e. share in the reward based on the Bank’s performance.

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Employees must be employed by October 1 of the plan year in order to be eligible for that year’s incentive. Employees hired between January 1st and September 30th will receive pro-rated awards based on date of hire.

•	Part-time staff and employees who work a partial year will receive pro-rated awards based on hours worked.

•	Participants must maintain a performance level of “Satisfactory” to be eligible for an incentive award.

•

Participants must be active employees as of the award payout date to receive an award, unless they are out on disability. Individuals who are planning on retiring must be active employees as of December 31st of the plan year to receive their award. Individuals out on disability will receive a pro-rated award for service recognized before going on long-term disability.

Performance Period

The performance period and Plan operates on a calendar year basis (January 1 – December 31st). Actual payout awards are made in cash following year-end after the Bank’s financial results and performance are known.

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Plan Gate: In order for the Plan to ‘activate’, the Bank must achieve its threshold level of Net Operating Income. If this level of performance is not met, the Plan will not pay out any awards, regardless of performance on other goals.

Performance Goals

	Performance Measure	2024 Bank Performance Goal (50% weighting)
		Threshold 50%	Target 100%	Stretch 125%
Performance vs. Budget	Net Operating Income*	$11,325,000	$15,100,000	$17,365,000

*	Net Operating Income excludes gains and losses on securities and other large, one-time items as determined by the Compensation Committee

	2024 Bank Performance Goals Relative to Peers (50% weighting)
	0 - 10th Percentile	10th – 29th Percentile	30th – 70th Percentile	>70th Percentile
ROAA	0%	50%	100%	125%
ROAE	0%	50%	100%	125%
NPAs/Assets	0%	50%	100%	125%

Incentive Award Opportunity

Incentives for employees with officer titles of Senior Vice President or greater, and certain business development personnel with officer titles of Vice President, include an individual multiplier based on individual performance goals. Employees in these categories will have the opportunity to increase their award payout to 150% of target. An illustration of award calculation is included in Appendix A.

The table below summarizes the incentive ranges for the 2024 Plan year for these employees:

2024 Short-Term Incentive Targets
Role	Threshold (50% of Target)	Target (100%)	Stretch (150% of Target)
President & CEO	22.50%	45.00%	67.50%
Executive Vice President	15.00%	30.00%	45.00%
Senior Vice President	12.50%	25.00%	37.50%
Vice President	10.00%	20.00%	30.00%

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Incentives for Non-Business Development Personnel, and/or employees with titles up to and including Vice President will be based on Bank performance vs. budget and Bank performance vs. peers according to the goal tables above. The resulting payout will include discretion based on the individual’s performance.

The table below summarizes incentive opportunity for non-officer employees and for officers with titles of Vice President and below who do not have an individual multiplier included in their annual bonus incentive.

2024 Short-Term Incentive Targets
Role	Threshold (50% of Target)	Target (100%)	Stretch (125% of Target)
Vice President	10.00%	20.00%	25.00%
AVP/Other Officers	5.00%	10.00%	12.50%
Non-Officers	3.75%	7.50%	9.375%

Commission-Based Employees

Incentives for Employees who participate in a Commission-Based Compensation Program will be based on Bank performance, which will be measured according to the plan goal tables above and resulting payout will be based on the non-officer threshold level at 50% of the employee’s earnings.

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Terms and Conditions

Participation

All permanent employees (including part-time employees) as described on page 3 are eligible to participate in the Plan. New employees are eligible for a prorated award as described on page 3.

Effective Date

This Program is effective January 1, 2024, to reflect Plan year January 1, 2024 to December 31, 2024. The Plan will be reviewed annually by the Bank’s Compensation Committee of the Board of Directors and Executive Management to ensure proper alignment with the Bank’s business objectives. The Bank retains the rights as described below to amend, modify, or discontinue the Plan at any time during the specified period. The Plan will remain in effect until December 31, 2024.

Program Administration

The Plan is authorized by the Board of Directors as recommended by the Compensation Committee. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants. The Compensation Committee may, at its sole discretion, make and modify awards to participants as it deems appropriate.

Program Changes or Discontinuance

The Bank has developed the Plan based on existing business, market, and economic conditions. If substantial changes occur that affect these conditions, the Bank may add to, amend, modify, or discontinue any of the terms or conditions of the Plan at any time.

The Compensation Committee may, at its sole discretion, waive, change, or amend the Plan, as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus before the end of the first quarter following the Plan year. Awards will be paid out as a percentage of a participant’s base salary at the time of award payment. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of the Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Bank and the participant or any other person. Nothing herein will be construed to require the Bank to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by the Bank at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

All permanent employees are eligible to participate. Their award percentage will reflect their annual pay amount based on their regular schedule. A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects their time in the different schedules.

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If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a Plan participant is terminated by the Bank, no incentive award will be paid.

Disability and Retirement

If a participant is disabled by an accident or illness and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability.

Individuals who will be retiring must be an active employee as of December 31st of the Plan year in order to receive a payout. If an employee retires prior to this date, the individual will not receive an award. For the purposes of this Plan, retirement is defined as age 65, consistent with guidelines established in the Bank’s existing retirement plan.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of Avidia Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and the Bank is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan is proprietary and confidential to the Bank and its employees and should not be shared outside the organization.

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